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                                                                  EXHIBIT 10.1

                          SHARE SUBSCRIPTION AGREEMENT








                                      2000




                        INVESTOR COMPANY: TELEVIDEO, INC.


                       INVESTED COMPANY: BIOMAX CO., LTD.











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                          SHARE SUBSCRIPTION AGREEMENT


         This Share Subscription Agreement (hereinafter "Agreement") is signed and entered into, by and between, TeleVideo (CEO DR Philip Hwang; hereinafter "Kap") whose head office address is 2345 Harris Way, San Jose, CA 95131 U.S.A.; Biomax (hereinafter "Eul") whose head office address is 169-14 Samsung-dong Kangnam-ku, Seoul, Korea; and a large shareholder or administration controller defined below (hereinafter "Interested Party"), as of Mar 27 2000.

Article 1 (Purpose)
         This Agreement is intended to determined the rights and duties occurred among "Kap", "Eul" and "Interested Party" in the capital-based participation of "Kap" in the capital increase implemented by "Eul".

Article 2 (Interested party)
         1. "Interested Party" of "Eul" in this Agreement refers to the person mentioned below of the administration controllers who are the corporations or natural persons deemed by "Kap" to have actual control right of "Eul" at the time of implementing capital increase.
              Name in full: Park Jin-Woo
              Address: 20720 4th Street, #11, saratoga, CA, 95070 U.S.A.

         2. "Interested Party" defined in the paragraph 1 of this article shall approve each provision of this Agreement and provide joint guarantee for the fulfillment of the obligations of "Eul" specified in this Agreement.

Article 3 (Amendment of the Articles of Incorporation etc.)
         "Eul" shall amend the rules concerning the administration of the company, including but not limited to the Articles of Incorporation and inner rules of "Eul", which

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are against this Agreement, under this Agreement, in order to ensure faithful and sincere fulfillment of this Agreement.

Article 4 (Conditions for share issue and subscription)
         "Eul" shall issue new shares as following and "Kap" shall subscribe to such new shares as following. "Eul" shall issue new shares and deliver such new shares to "Kap" after "Kap" pays for such new shares; provided, however, that such delivery may be substituted by share custody certificate under mutual agreement of the parties hereto.

     1. The kinds and total number of existing issued shares: ordinary shares 100,000
     2.  Par value: 5,000 won
     3.  New shares to be issued
         a. Kinds and number: registered ordinary shares 200,000 (1,000,000,000 won)
         b. Total number of new shares to be offered to "Kap": 45,000 (rights offering: 17,647 shares, non-consideration: 27,353 shares)
         c.   Issue price per share: 5,000 won
         d.   Subscription price per share: 22,222 won
         e.   Date of payment for share price: April 27, 2000
         f. Place for paying for share price: Hanvit Bank (Samsung Station Branch) Transaction bank of the head office of Biomax, Seoul

Article 5 (Offering preferential right)
         If the company of "Eul" implements capital increase, "Eul" shall give "Kap" the opportunity of participating in the preferential right of share offering corresponding to the portion of the shares owned by "Kap". If "Kap" notifies "Eul" of the abandonment of participating in such preferential right, "Eul" may make a decision on such offering at its own will.

Article 6 (Prohibition of technology transfer and assignment, and prohibition of having two businesses at the same time)
         1. The parties hereto shall neither provide a part or whole of the technologies owned by "Eul" for any third party nor direct or assist any R&D activities for

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             such a purpose, without prior written consent from "Kap", unless it is needed by normal business activities of "Eul", after this Agreement is signed and entered into. "Interested Party" shall not run any business belonged to the same product business run by "Eul", engage in any competing product business and have any interests in such product businesses. Provided, however, that this provision shall be deemed exceptional if this Agreement terminates under the provisions specified in the article 15.

         2. "Eul" and "Interested Party" shall not invest in, participate in managing, or engage in any business that has same business purposes as "Eul" or competes with "Eul", without prior consent from "Kap".

Article 7 (Appointment of directors)
         1. "Eul" and "Interested Party" shall appoint one person nominated by "Kap" to the director of the company of "Eul", if requested by "Kap".

         2. The director nominated by "Kap" and appointed as such shall be non-standing director. Such director shall not guarantee any debts of "Eul".

Article 8 (Discussions)
         "Eul" shall discuss each item of this paragraph expected to have large effects on the management performance of "Eul" and notify the results quickly to "Kap".
         - Discussion items for general shareholders' meeting and board of directors.
         - Amendment of the Articles of Incorporation, change in authorized equity capital or paid-in equity capital, stock split and treatment of surplus.
         - Matters related to the change in the shares and ownership of Interested Party.
         - Sale, lease, substitution and disposal by other method, of owned assets other than ordinary business activities.
         - Guarantee for investment and loan for third party, which can deteriorate debt-equity ratio
         - Stoppage or abandonment of a part or whole of business
         - Borrowings higher than 300 million won from financial institutions

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         - Borrowings from any other party than financial institutions
         - Change of outer accounting audit corporation
         - Other matters giving important impact on the management of invested business

     2. If damage or loss in incurred to "Kap" by non-fulfillment or delayed fulfillment of the prior discussions specified in the paragraph 1 of this article, "Eul" and "Interested Party" shall compensate for such damage or loss on a joint basis.

     3. If "Interested Party" intends to sell off to any third party a part (over 10% of total issued shares) or whole of the shares owned by "Interested Party" after this agreement is made, "Interested Party" shall obtain prior written consent from "Kap".

     4. If the documents or electronic files submitted by "Eul" and "Interested Party" are found by "Kap" to have important falsification while "Kap" considers this investment, "Eul" and "Interested Party" shall indemnify "Kap" for such falsifications under the paragraphs 2 and 3 of the article 12.

Article 9 (Report and presentation of materials)
     1. "Eul" shall report or present to "Kap" following matters or related materials, if requested by "Kap".
         1.1      Annual report
                  a. Business plans and estimated financial statements of next
                     FY.
                  b. Account closing financial statements (audited by CPA) and business performance report
         1.2      Semi-yearly report
                  a.  Semi-yearly financial statements
                  b.  Progression of business or project
         1.3      Occasional report
                  a.  Major changes in property
                      - Investment in the companies related with the business

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                      - Disposal of major fixed assets
                      - Acquisition or disposal of important rights
                      - Large damages by calamity
                  b. Changes in the shareholders' list
                  c. Change of important business plan
                  d. When issued bills/checks are dishonored or transactions with bank is suspended
                  e. When a part or whole of operating activities is suspended
                  f. When corporation liquidation procedure start is applied for under laws or liquidation procedure starts
                  g. When a litigation is brought that can give important
                     impacts to "Eul"
                  h. When "Eul" is under sanctions from government agencies due to violation of laws and regulations
                  i. Other matters deemed by "Kap" to be important for
                     management of "Eul"

         2. The materials specified in the paragraph of this article shall be prepared in such a good faith and submitted to "Kap" within the period designated by "Kap".

Article 10 (Accounting and business audit)
         "Eul" shall prepare financial statements for audit by authorized accounting corporation in each account closing. Provided, however, that "Kap" may designated accounting corporation by discussion with "Eul" if it is deemed necessary.

Article 11 (Duties of IPO)
         "Eul" shall ensure that the shares of "Eul" will be listed on the stock exchange (including KSE, KOSDAQ, Third Market, NYSE, NASDAQ etc.) within the second half of 2003 by discussion with "Kap"; provided, however, that if "Kap" agrees to the delay in listing such shares or it is difficult to list such shares, it may be deemed as exceptional.

Article 12 (Period of recovering investment)

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     "Kap" may dispose the shares of "Eul" owned by "Kap" to recover the investment under the provisions of article 11. Provided, however, that if it comes under each of the following items, "Kap" may dispose the shares of "Eul" owned by "Kap" regardless of article 12.
         1.   If the shares of "Eul" are listed on the stock exchange;
         2. If the shares of "Eul" has qualifications for listing on the stock exchange;
         3.   If "Eul" and "Interested Party" do not fulfill this Agreement;
         4. If the documents submitted by "Eul" and "Interested Party" to "Kap" are found to be false;
         5.   If audit report of "Eul" by CPA is disclaim report;
         6. If the assets of "EUL" are used or flowed out for other purposes than business purposes.

Article 13 (Disposal of shares)
     1.  Privileged right to buy shares
         1.1 If "Kap" intends to sell off the shares of "Eul" owned by "Kap", "Kap" shall give "Eul" and "Interested Party" privileged right to buy such shares.
         1.2 "Eul" and "Interested Party" shall exercise such privileged right within two weeks from the date of notification by "Kap" of such privileged right to buy such shares. Such privileged right may not be exercised without paying for such shares.
         1.3   If "Eul" and "Interested Party" do not exercise such privileged right, "Kap" may dispose such shares to any third party.
         1.4   "Eul" and "Interested Party" shall discuss with "Kap" in advance in order to dispose their owned shares to a third party. If "Eul" and "Interested Party" disposes such shares in violation of such prior discussions, "Kap" may have the right to buy the remaining shares owned by "Interested Party" within the equity ratio of "Kap" at the same price
         1.5 In case of the paragraph 1.3, all rights and duties hereunder of "Kap" for "Eul" and "Interested Party" shall be transferred to the third party acquired such shares.

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     2.  Duty of buying shares
         2.1 "Kap" may terminate this Agreement if "Eul" comes under each of following items. "Eul" and "Interested Party" shall indemnify "Kap" for the damages incurred to "Kap" by non-fulfillment of this Agreement or may request "Eul" and "Interested Party" to buy the shares owned by "Kap". In this case, "Eul" and "Interested Party" shall buy the shares requested by "Kap" to be bought on a joint basis.

         2.1.1 If "Eul" violates the duties specified in the article 8 Duties of accounting and business audit.

         2.1.2 If "Eul" defaults the duties specified in the article 11 Duties of IPO

         2.2 In case of paragraph 2.1, "Eul" and "Interested Party" shall buy the shares of "Eul" within one month from the notification by "Kap" of buy request.

         2.3 The share trading price under paragraph 2.2 shall be with annual interest rate 8% from the date when "Kap" did equity investment in "Eul" to the date when "Eul" buys the equity owned by "Kap".

         2.4 If "Eul" and "interested Party" do not fulfill the obligations of buying shares under paragraphs 2.2 and 2.3 of this article, it shall be deemed that share trading contract is concluded by and between "Kap" and "Eul" and "Interested Party" at the time when one month elapses from the date of the notification by "Kap" to "Eul" and "Interested Party" of requesting to buy such shares. In this case, "Eul" and "Interested Party" shall pay to "Kap" for such shares without any delay.

     3. If "Kap" and "Eul" or "Interested Party" concludes separate contract in relation to trading such shares, such separate contract shall govern.

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Article 14 (Assignment of rights and duties)
         "Eul" and "Interested Party" shall not assign a part or whole of the duties and rights hereunder to any third party without prior written consent from "Kap". Any assignment without prior written consent from "Kap" shall be deemed invalid.

Article 15 (Amendment)
         The parties hereto may amend, modify, revise or change this Agreement only by written agreement by the parties hereto.

Article 16 (Termination)
     1. If either party hereto violates any provision specified herein and received written final notification thereabout from other parties, and if such violations are not corrected within 30 days from the occurrence date thereof, such other party may terminate this agreement and have a right to claim to such violating party for indemnification for damages incurred by such violations.

     2. This Agreement shall be effective till "Kap" recovers its whole investment. However, if the shares of "Eul" are listed on the stock exchange or "Kap" sells off over 70% of such shares acquired under this Agreement, this Agreement shall be terminated automatically without separate actions. Provided, however, that if "Kap" has another tender offer claim right due to investment, it may be deemed as exceptional.

Article 17 (Duties of guarantee)
         "Eul" and "Interested Party" shall guarantee this Agreement on a joint basis.

Article 18 (Status of "Kap")
         Each party composing "Kap" for this Agreement may fulfill this Agreement individually for "Eul" and "Interested Party".

Article 18 (Public notarization expense and other expenses)

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         This Agreement shall be signed by each party hereto, and notarized by public notary if requested by "Kap". Public notarization expense and other expenses incurred by this Agreement shall be borne by "Kap" and "Eul".

Article 20 (Dispute)
         Each party hereto shall not bear the responsibilities for the provisions hereof not fulfilled due to Force Majeur, which includes fire, explosion, Act of God, war, government actions, and other similar reasons beyond the control of each party hereto.

Article 21 (Effective date)
         This Agreement shall be effective as of the date of signature and seal by the parties hereto.

Article 22 (Specially agreed matters)
         "Eul" shall implement rights issue within 20 days after the investment by "Kap" under this "Agreement", in order to ensure that the paid-in capital of "Eul" become higher than 1.5 billion won (1,500,000,000 won).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and signed by their duly authorized representatives in three copies as of the day and year first above written, each party retaining one original thereof.

                                   May 1, 2000


"Kap": TeleVideo (CEO, Philip Hwang)                          /s/ KPH
       2345 Harris Way, San Jose, CA 95131 U.S.A.

"Eul": BIOMAX (President, Park Jin-Woo)                       /s/ Park Jin-Woo
       169-14 Samsung-dong Kanngnam-ku Seoul

"Interested Party": Park Jin-Woo                              /s/ Park Jin-Woo
       2070 4th Street, #11 Saratoga, CA 9570 U.S.A.

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